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                                  EXHIBIT 99.4

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                   RESTATED CONSOLIDATED STATEMENT OF INCOME
                                   UNAUDITED


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
(In millions, except per share)                                THREE MONTHS ENDED
                                                      ---------------------------------------
                                                       MAR 31,        JUNE 30,       SEP 30,
                                                        2000           2000           2000
                                                      --------       --------       --------

NET SALES                                             $3,664.1       $3,607.3       $3,619.3

Cost of Goods Sold                                     2,934.0        2,850.6        2,968.8
Selling, Administrative and General Expense              559.7          553.3          549.2
Rationalizations                                            --            4.7            1.2
Interest Expense                                          62.1           69.9           73.7
Other (Income) Expense                                     3.9            9.1            4.4
Foreign Currency Exchange                                  5.1           (1.4)          (2.9)
Equity in Earnings of Affiliates                           2.4            0.3            2.3
Minority Interest in Net Income of Subsidiaries           16.6           10.9           10.0
                                                      --------       --------       --------

Income before Income Taxes                                80.3          109.9           12.6
United States and Foreign Taxes on Income                 32.1           32.8           (4.4)
                                                      --------       --------       --------

NET INCOME (LOSS)                                     $   48.2       $   77.1       $   17.0

NET INCOME (LOSS) PER SHARE
     OF COMMON STOCK -- BASIC:                        $   0.31       $   0.49       $   0.11
                                                      --------       --------       --------

Average Shares Outstanding                               156.3          156.4          157.0

NET INCOME (LOSS) PER SHARE
     OF COMMON STOCK -- DILUTED:                       $  0.30        $  0.49        $  0.11
                                                       -------        -------        -------

Average Shares Outstanding                               158.7          158.7          158.2
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                                     X-99-4